Exhibit 99.1

News Release

Weatherford Reports First Quarter 2018 Results

BAAR, SWITZERLAND, April 24, 2018 - Weatherford International plc (NYSE: WFT) reported a net loss of $245 million, or a loss of $0.25 per share for the first quarter of 2018.

First Quarter 2018 Highlights

•	Segment operating income improved by 145% year-over-year

•	Successfully extended 2019 and 2020 debt maturities through closing a private offering of $600 million in senior notes

•	Estimated recurring benefit of $108 million in annualized cost savings and $41 million in one-time benefits as part of the transformation effort

•	Won OTC Asia Spotlight on New Technology Awards for the HeatWave ExtremeSM service and the WFX0™ openhole gravel-pack system

•	Launched two of the planned divestitures processes and made further progress on our Land Drilling Rigs divestiture

Non-GAAP net loss for the first quarter of 2018, excluding unusual charges and credits, was $188 million, or $0.19, diluted loss per share. This compares to a $329 million non-GAAP net loss for the fourth quarter of 2017, or $0.33 diluted loss per share, and a $318 million non-GAAP net loss for the first quarter of the prior year, or $0.32 diluted loss per share.

Revenue in the first quarter of 2018 was $1.42 billion, which decreased 4% from revenue of $1.49 billion for the fourth quarter of 2017 and was 3% higher than the $1.39 billion of revenue reported for the first quarter of 2017. The sequential revenue decrease was due to non-repeating year-end product sales as well as seasonal declines in the North Sea and Russia. The year-over-year increase was primarily due to activity increases in the U.S., Argentina and Mexico in the Western Hemisphere and Kuwait, Iraq, Russia and Saudi Arabia in the Eastern Hemisphere, partially offset by a decrease in Venezuela as a result of a change in accounting for revenue to cash basis and depressed offshore markets in the North Sea, West Africa and Asia.

Operating loss for the first quarter of 2018 was $39 million. Excluding unusual charges and credits, segment operating income in the first quarter of 2018 was $40 million, up $123 million or 148% sequentially, and up $129 million, or 145%, year-over-year. The sequential improvement was primarily due to improved product margins benefiting from a favorable sales mix, lower personnel and other support costs, the timing of revenue and cost recognition related to deliveries in Kuwait and lower depreciation expenses resulting from asset impairments recorded in the prior quarter.

Year-over-year improvement was led by revenue growth in Production and Well Construction in the U.S. and parts of Latin America combined with higher activity and improved service quality across all product lines in the Middle East and Russia. Results also benefited from an overall reduction in cost structure as well as lower depreciation due to asset sales and impairments in prior quarters. These improvements were partially offset by a decline in revenue in Venezuela after our change in accounting for revenue to a cash basis last quarter.

In the quarter, we recorded pre-tax charges of $57 million, which include $34 million related to the bond tender and call premium, $26 million in currency devaluation charges mostly in the Angolan kwanza, $25 million in restructuring and transformation charges and $18 million in asset write-downs and other, net. This was partially offset by $46 million in credits related to the fair value adjustment of the outstanding warrant.

In the first quarter of 2018, estimated recurring benefits as a result of the transformation plan were $27 million or $108 million on an annualized basis. In addition, we achieved $41 million in one-time benefits, mostly driven by the sale of surplus or non-strategic assets along with an improved collections process.

Mark A. McCollum, President and Chief Executive Officer, commented, “As we continue on our transformational path, our results for the first quarter of 2018 reflect our focus on planning and executing tangible actions to improve our position as a strong, viable and innovative organization. Sequentially and on a year-over-year basis, our operating income, margins and adjusted EBITDA improved substantially, as we steadily reduced our core costs and benefited from an improving market environment. Additionally, we have increased accountability, efficiency and process discipline across the entire Company.”

McCollum continued, “The goals we have set forth for 2018 and 2019 are realistic and achievable. We are on track and, in the first quarter, have already achieved 10% of our annualized recurring benefit target. I am excited about our progress as we continue to build momentum. We have the right people, technologies and processes to be successful, and by executing on the detailed action plans we have developed over the past few months, we will generate improved returns and create significant value for our shareholders.”

Cash Flow and Financial Covenants

Net cash used in operating activities was $185 million for the first quarter of 2018, driven by cash payments of $174 million for debt interest and $26 million for cash severance and restructuring costs partially offset by improved collections of accounts receivables. First quarter capital expenditures of $38 million, including investments in Land Drilling Rigs held-for-sale assets, decreased by $40 million, or 51%, sequentially due to lower spending in Well Construction due to project delays and delayed rig mobilizations, and decreased $2 million or 5% from the same quarter in the prior year.

The Company is in compliance with its financial covenants as defined under our revolving and secured term loan credit facilities as of March 31, 2018, and expects to continue to remain in compliance with all covenants based on current financial projections.

Taxes

The first quarter of 2018 tax provision was $32 million including tax expenses related to profits in certain jurisdictions, deemed profit countries, and withholding taxes on intercompany and third-party transactions. The tax expense is lower sequentially due to the establishment of an additional valuation allowance and provisions for foreign law changes, offset by a one-time tax benefit as a result of a U.S. tax reform, in the prior quarter.

Operating Segments

	Three Months Ended			Change
(In Millions)	3/31/2018	12/31/2017	3/31/2017	Sequential		YoY
Western Hemisphere
Net Revenues	$756	$759	$733	(0.4)%		3%
Segment Operating Income (Loss)	$24	$(35)	$(30)	169%		180%
Segment Operating Margin	3.2%	(4.6)%	(4.1)%	780	bps	730	bps

Eastern Hemisphere
Net Revenues	$667	$731	$653	(9)%		2%
Segment Operating Income (Loss)	$16	$(48)	$(59)	133%		127%
Segment Operating Margin	2.4%	(6.6)%	(9.0)%	900	bps	1,140	bps

Western Hemisphere

First quarter revenues of $756 million were down $3 million or 0.4% sequentially, and up $23 million, or 3%, year-over-year. The sequential decrease was primarily in the U.S. due to non-repeating year-end product sales of pumping units and the completion of the Pressure Pumping and Pump-Down Perforating assets sale in the prior quarter, offset by increased Integrated Services and Projects activity in Mexico and higher activity in Argentina from Production and Drilling Services.

Year-over-year revenues increased primarily due to higher adoption of Managed Pressure Drilling and improved utilization of Drilling Tools in the U.S., growing demand for Pressure Pumping services in Argentina and Integrated Services and Projects in Mexico, partially offset by lower revenues in Venezuela after our change in accounting for revenue to cash basis last quarter.

First quarter segment operating income of $24 million was up $59 million sequentially, and up $54 million year-over-year. The sequential increase was due to improved margins resulting from a favorable product mix, lower personnel expenses and lower depreciation and amortization after impairments recognized in the prior quarter.

Year-over-year results increased primarily in the U.S. as result of revenue growth in Production and Well Construction, a decline in operating costs and lower depreciation. These improvements were partially offset by lower revenues in Venezuela after our change in accounting for revenue to a cash basis last quarter.

Operational highlights in the Western Hemisphere during the quarter include:

•
An operator in the Eagle Ford Shale deployed Weatherford logging-while-drilling services to identify wellbore fractures while drilling. The customer estimates that the data provided will reduce completions costs while matching production estimates, saving approximately $300,000 per well.

•
Working closely alongside a major operator in the U.S. Gulf of Mexico, Weatherford developed a new tubular handling system that enabled the customer to safely and efficiently run 16-in. casing. The solution saved approximately 1 day of operational time and the customer plans to deploy the same technology on future jobs.

•
Weatherford replaced the incumbent service provider on a South Texas well where the operator was experiencing high levels of nonproductive time and well-control risks. By deploying a managed pressure drilling solution, Weatherford resolved these issues and saved the operator approximately $1 million.

•
Weatherford deployed a comprehensive managed pressure drilling system, including the Microflux® control system and the OneSync® software platform, to drill a challenging well in the pre-salt area of Brazil. By successfully maintaining constant bottomhole pressure, the team reached total depth 50 hours ahead of plan and using a single bit, saving the operator approximately $780,000 in rig time.

•
Working in close collaboration with the operator, Weatherford designed and executed an innovative completion program for an onshore well in Mexico. First, the team applied a wireline perforation technique that reduced intervention time by 30%. Additionally, a stimulated reservoir volume pressure pumping technique increased production expectations by 250%.

•
Weatherford was awarded a one-year contract for all service and inspection of reciprocating-rod-lift surface equipment across more than 400 wells in the Bakken Shale. Through a comprehensive process that included collecting and analyzing data, performing root-cause analysis, and delivering an integrated solution, Weatherford reduced the failure rate by 10% and eliminated thousands of hours of downtime and deferred production.

•	Weatherford was awarded a 3-year exclusive contract to supply Maximizer® pumping units to the largest operator of reciprocating rod-lift systems in Argentina, replacing the incumbent.

Eastern Hemisphere

First quarter revenues of $667 million were down $64 million or 9% sequentially, and up $14 million or 2% year-over-year. The sequential decrease was primarily due to non-repeating product sales as well as seasonally lower activity in the North Sea and Russia. These factors were partially offset by increased revenue from Integrated Services and Projects. Year-over-year revenues increased across the Middle East and Russia due to contract gains and increased rig activity. These gains were partially offset by lower activity levels in the North Sea, West Africa and Asia as offshore markets remain subdued.

First quarter segment operating income of $16 million was up $64 million sequentially, and up $75 million year-over-year. The sequential increase was primarily due to a more favorable revenue mix, the timing of revenue and cost recognition related to deliveries in Kuwait, non-repeating start-up costs in Asia and an overall lower cost structure.

Year-over-year operating income increased in all product lines primarily in the Middle East and Russia due to higher activity levels, a reduced cost structure and improved service quality resulting in greater revenue efficiency.

Operational highlights in the Eastern Hemisphere during the quarter include:

•
Weatherford won a 3-year wireline services contract in Algeria. Together with a major drilling services contract won in the fourth quarter of 2017, this award significantly expands the Company’s exposure and footprint in Algeria.

•
Weatherford won a 4-year contract for logging while drilling, surface logging systems, tubular running services and float equipment for a major international operator in the Gulf of Thailand. Weatherford secured the win in large part due to the strength of the HeatWaveSM logging-while-drilling service, which was developed specifically to acquire high-quality formation evaluation data in the ultrahigh-temperature environments common in the Gulf of Thailand.

•
Weatherford won a 5-year contract to provide intervention services including fishing, re-entry and thru-tubing services in the Middle East. The customer selected Weatherford from a large number of competitors because of the Company’s service quality record and advanced technologies in this area.

•
Weatherford deployed the AcidSure® system on an underperforming well in a highly fractured carbonate reservoir in the Middle East. The stimulation operation avoided the need for a workover and resulted in a 600% production increase.

•
Weatherford deployed the AccuView® real-time remote support system to execute a shallow-angle casing exit in Sakhalin Island, Russia. The software system facilitated real-time analysis of foot-by-foot performance, which enabled the operator to complete the casing exit in a single trip.

•
Weatherford successfully executed three casing exits from an offshore platform in Malaysia using the QuickCut™ whipstock system. By meeting all targets on a short lead time, Weatherford enabled the customer to complete three infill wells.

•	Weatherford Land Drilling Rigs reduced nonproductive time to 1.6%, which represents a 43% decrease from the business’s 2017 average and marks the best quarter on record.

•	Despite mobilization delays, profitability for the Land Drilling Rigs business increased sequentially.

Reclassifications

In the first quarter of 2018, we adopted pension accounting standards on a retrospective basis, reclassifying the presentation of non-service cost components of net periodic pension and post-retirement cost from our operating income to non-operating Other Income (Expense), Net. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 780 locations, including manufacturing, service, research and development, and training facilities and employs approximately 28,700 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on April 24, 2018, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live and review related presentation materials via the Company’s website. Conference call details can be found at https://www.weatherford.com/en/investor-relations/financial-information/conference-call-details/ and presentation materials can be found at https://www.weatherford.com/en/investor-relations/investor-presentations/. A recording of the conference call and transcript of the call will be available in the Investor Relations section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected efficiencies and cost savings associated with our transformation plans; completion of potential dispositions, and the changes in spending and payment timing by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2018	3/31/2017
Net Revenues:
Western Hemisphere	$756	$733
Eastern Hemisphere	667	653
Total Net Revenues	1,423	1,386

Operating Income (Loss):
Western Hemisphere	24	(30)
Eastern Hemisphere	16	(59)
Segment Operating Income (Loss)	40	(89)
Corporate Expenses	(36)	(33)
Restructuring and Transformation Charges	(25)	(75)
Other Charges, Net	(18)	(17)
Total Operating Loss	(39)	(214)

Other Income (Expense):
Interest Expense, Net	(149)	(141)
Bond Tender and Call Premium	(34)	—
Warrant Fair Value Adjustment	46	(62)
Currency Devaluation Charges	(26)	—
Other Income (Expense), Net	(8)	7
Net Loss Before Income Taxes	(210)	(410)

Income Tax Provision	(32)	(33)

Net Loss	(242)	(443)
Net Income Attributable to Noncontrolling Interests	3	5
Net Loss Attributable to Weatherford	$(245)	$(448)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.25)	$(0.45)

Weighted Average Shares Outstanding:
Basic & Diluted	994	988

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Net Revenues:
Western Hemisphere	$756	$759	$767	$678	$733
Eastern Hemisphere	667	731	693	685	653
Total Net Revenues	$1,423	$1,490	$1,460	$1,363	$1,386

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Operating Income (Loss):
Western Hemisphere	$24	$(35)	$3	$(51)	$(30)
Eastern Hemisphere	16	(48)	(10)	(22)	(59)
Segment Operating Income (Loss)	40	(83)	(7)	(73)	(89)
Corporate Expenses	(36)	(36)	(28)	(33)	(33)
Restructuring and Transformation Charges	(25)	(43)	(34)	(31)	(75)
Other Charges, Net	(18)	(1,579)	(1)	(8)	(17)
Total Operating Loss	$(39)	$(1,741)	$(70)	$(145)	$(214)

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Product and Service Line (a) Revenues:
Production	$381	$408	$381	$335	$341
Completion	294	339	320	301	304
Drilling and Evaluation	358	349	347	331	364
Well Construction	390	394	412	396	377
Total Product and Service Line Revenues	$1,423	$1,490	$1,460	$1,363	$1,386

	Three Months Ended
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Depreciation and Amortization:
Western Hemisphere	$60	$80	$89	$92	$91
Eastern Hemisphere	86	109	108	111	115
Corporate	1	1	2	1	2
Total Depreciation and Amortization	$147	$190	$199	$204	$208

(a)
Production includes Artificial Lift Systems, Stimulation and Testing and Production Services. Completions includes Completion Systems, Liner Systems and Cementing Products. Drilling and Evaluation includes Drilling Services, Managed Pressure Drilling, Surface Logging Systems, Wireline Services and Reservoir Solutions. Well Construction includes Tubular Running Services, Intervention Services, Drilling Tools and Rental Equipment and Land Drilling Rigs.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
Operating Loss:
GAAP Operating Loss	$(39)	$(1,741)	$(214)
Restructuring and Transformation Charges (a)	25	43	75
Litigation Charges, Net	—	(6)	—
Impairments, Asset Write-Downs and Other (b)	18	1,681	17
Gain from Dispositions (c)	—	(96)	—
Operating Non-GAAP Adjustments	43	1,622	92
Non-GAAP Adjusted Operating Income (Loss)	$4	$(119)	$(122)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(210)	$(1,872)	$(410)
Operating Non-GAAP Adjustments	43	1,622	92
Bond Tender and Call Premium (d)	34	—	—
Warrant Fair Value Adjustment	(46)	(28)	62
Defined Benefit Pension Plan Gains (e)	—	—	(20)
Currency Devaluation Charges (f)	26	—	—
Non-GAAP Loss Before Income Taxes	$(153)	$(278)	$(276)

(Provision) Benefit for Income Taxes:
GAAP Provision for Income Taxes	$(32)	$(62)	$(33)
Tax Effect on Non-GAAP Adjustments	—	15	(4)
Non-GAAP Provision for Income Taxes	$(32)	$(47)	$(37)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(245)	$(1,938)	$(448)
Non-GAAP Adjustments, net of tax	57	1,609	130
Non-GAAP Net Loss	$(188)	$(329)	$(318)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.25)	$(1.95)	$(0.45)
Non-GAAP Adjustments, net of tax	0.06	1.62	0.13
Non-GAAP Diluted Loss per Share	$(0.19)	$(0.33)	$(0.32)

GAAP Effective Tax Rate (g)	(15)%	(3)%	(8)%
Non-GAAP Effective Tax Rate (h)	(21)%	(16)%	(14)%

(a)	Represents $11 million in severance costs, $9 million in transformation costs and $5 million in facility exit costs in the first quarter of 2018.

(b)
Represents $26 million in long-lived asset impairments and $8 million in net credits in the first quarter of 2018. The fourth quarter of 2017, impairments, asset write-downs and other include $928 million in long-lived asset impairments (of which $740 million relates to Land Drilling Rigs assets reclassified to held for sale), $440 million in inventory write-downs, $230 million in the write-down of Venezuelan receivables, $83 million of other write-downs charges and credits of which $4 million were related to transformation costs.

(c)	Represents the sale of U.S. Pressure Pumping and Pump-Down Perforating assets.

(d)	Represents a bond tender premium of $30 million and a call premium of $4 million on the 9.625% senior notes.

(e)
Represents the supplemental executive retirement plan gain that was reclassified from Operating Non-GAAP Adjustments to non-operating Other Income (Expense), Net in the first quarter of 2018 upon retrospective adoption of the new pension accounting standards.

(f)	Represents currency devaluations of the Angolan kwanza and Venezuelan bolivar.

(g)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes and calculated in thousands.

(h)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017

Net Loss Attributable to Weatherford	$(245)	$(1,938)	$(448)
Net Income Attributable to Noncontrolling Interests	3	4	5
Net Loss	(242)	(1,934)	(443)
Interest Expense, Net	149	152	141
Income Tax Provision	32	62	33
Depreciation and Amortization	147	190	208
EBITDA	86	(1,530)	(61)

Other (Income) Expense Adjustments:
Warrant Fair Value Adjustment	(46)	(28)	62
Bond Tender and Call Premium	34	—	—
Currency Devaluation Charges	26	—	—
Other (Income) Expense, Net	8	7	(7)
Restructuring and Transformation Charges	25	43	75
Impairments, Asset Write-Downs and Other	18	1,681	17
Litigation Charges, Net	—	(6)	—
Gain from Dispositions	—	(96)	—
Adjusted EBITDA	$151	$71	$86

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Assets:
Cash and Cash Equivalents	$459	$613	$445	$584	$546
Accounts Receivable, Net	1,100	1,103	1,236	1,165	1,292
Inventories, Net	1,225	1,234	1,752	1,728	1,700
Assets Held for Sale	369	359	935	929	860
Property, Plant and Equipment, Net	2,580	2,708	3,989	4,111	4,265
Goodwill and Intangibles, Net	2,968	2,940	2,575	2,527	2,602

Liabilities:
Accounts Payable	809	856	815	837	803
Short-term Borrowings and Current Portion of Long-term Debt	153	148	391	152	240
Long-term Debt	7,639	7,541	7,530	7,538	7,299

Shareholders’ Equity:
Total Shareholders’ Equity (a)	(898)	(571)	1,384	1,524	1,691

(a)
On January 1, 2018, we adopted the accounting standard related to taxes on intra-entity transfers of non-inventory assets on a modified retrospective basis and the impact from this adoption was to record the previously recorded prepaid taxes as an adjustment to retained earnings. In addition we also adopted the revenue recognition accounting standard and recorded the cumulative effect of the changes made to our consolidated balance sheet as an adjustment to retained earnings.

Weatherford International plc
Net Debt (a)
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 3/31/2018:
Net Debt at 12/31/2017 (a)			$(7,076)
Operating Loss			(39)
Depreciation and Amortization			147
Capital Expenditures for Property, Plant and Equipment			(29)
Capital Expenditures for Assets Held for Sale			(9)
Proceeds from Sale of Assets			12
Acquisition of Intangibles			(3)
Increase in Working Capital (b)			(45)
Other Financing Activities			(10)
Accrued Litigation and Settlements			(8)
Income Taxes Paid			(47)
Interest Paid			(174)
Other			(52)
Net Debt at 3/31/2018 (a)			$(7,333)

Components of Net Debt (a)	3/31/2018	12/31/2017	3/31/2017
Cash	$459	$613	$546
Short-term Borrowings and Current Portion of Long-term Debt	(153)	(148)	(240)
Long-term Debt	(7,639)	(7,541)	(7,299)
Net Debt (a)	$(7,333)	$(7,076)	$(6,993)
(a) “Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
(b) Working capital is defined as accounts receivable plus inventory less accounts payable.